Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
BALTIC TRADING LIMITED

FIRST:                                The name of the corporation shall be Baltic Trading Limited.

SECOND:                 The purpose of the Corporation is to engage in any lawful business purpose or purposes for which corporations may now or hereafter be organized under the Marshall Islands Business Corporations Act (the “BCA”).

THIRD:                           The registered address of the Corporation in the Marshall Islands is Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960. The name of the Corporation’s registered agent at such address is The Trust Company of the Marshall Islands, Inc.

FOURTH:                The total number of shares of stock which the Corporation shall have authority to issue is seven hundred million (700,000,000), of which (a) five hundred million (500,000,000) shares shall be registered shares of Common Stock, par value $0.01 per share (the “Common Stock”), (b) one hundred million (100,000,000) shares shall be registered shares of Class B Stock, par value $0.01 per share (the “Class B Stock”), and (c) one hundred million (100,000,000) shares shall be registered shares of Preferred Stock, par value $0.01 per share (the “Preferred Stock”).

The rights, preferences and limitations of said classes of stock are as follows:

1.                                      The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series of Preferred Stock; provided, however, the Board of Directors shall not issue any Preferred Stock without the written consent of Genco Shipping & Trading Limited (“Genco”). The Board of Directors is expressly authorized, prior to issuance of any Preferred Stock, in the resolution or resolutions providing for the issue of shares of each particular series, to fix the following:

(a)                                 The distinctive serial designation of such series which shall distinguish it from other series;

(b)                                 The number of shares included in such series, which number may be increased or decreased from time to time to the extent unissued, authorized shares of Preferred Stock remain available for such purpose, unless otherwise provided by the Board of Directors in creating the series;

(c)                                  The annual dividend or other rate (or method for determining such rate) for shares of such series and the date or dates upon which such dividends shall be payable;

(d)                                 Whether dividends on the shares of such series shall be cumulative, and, in the case of shares of any series having cumulative dividend rights, the date or dates (or method for determining the date or dates) from which dividends on the shares of such series shall be cumulative;

(e)                                  The amount or amounts (or the method for determining the amount or amounts) which shall be paid out of the assets of the Corporation to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

(f)                                   The price or prices (or method for determining the price or prices) at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Corporation;

(g)                                  The obligation, if any, of the Corporation to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices (or method for determining the price or prices) at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed, in whole or in part, pursuant to such obligation;

(h)                                 The period or periods within which and the terms and conditions, if any, including the price or prices or the rate or rates (or method for determining same) of conversion and the terms and conditions of any adjustments thereof, upon which the shares of such series shall be convertible at the option of the holder or the Corporation into shares of any class of stock or into shares of any other series of Preferred Stock;

(i)                                     The voting rights, if any, of the shares of such series in addition to those required by law;

(j)                                    The ranking of the shares of the series as compared with shares of other series of Preferred Stock in respect of the right to receive dividends and the right to receive payments out of the assets of the Corporation upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(k)                                 Any other relative rights, preferences or limitations of the shares of the series not inconsistent herewith or with applicable law.

2.                                      No holder of Common Stock, Class B Stock or Preferred Stock shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right with respect to, any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend, except as provided in the Certificate of Designation related to a given series of Preferred Stock or as fixed by the Board of Directors in accordance with paragraph 1 of this Article Fourth.

3.                                      The following is a statement of the powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock and the Class B Stock of the Corporation:

(a)                                 Except as otherwise set forth below in this paragraph 3 of Article Fourth, the powers, preferences and relative participating, optional or other special rights, and the qualifications, limitations or restrictions of the Common Stock and the Class B Stock shall be identical in all respects.

(b)                                 Subject to the rights of the holders of any outstanding Preferred Stock, and subject to any other provisions of these Articles of Incorporation, holders of Common Stock and Class B Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation (other than Common Stock or Class B Stock of the Corporation) or property of the Corporation when and as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in Common Stock or Class B Stock the or the right to acquire Common Stock or Class B Stock, including distributions pursuant to stock splits or divisions of Common Stock of the Corporation, only shares of Common Stock shall be paid or distributed with respect to Common Stock and only shares of Class B Stock shall be paid or distributed with respect to Class B Stock. The number of shares of Common Stock and Class B Stock so distributed in respect of each share shall be equal for each such class of stock. Neither the shares of Common Stock nor the shares of Class B Stock may be reclassified, subdivided or combined unless such reclassification, subdivision or combination occurs simultaneously and in the same proportion for each such class of stock.

(c)                                  At every meeting of the shareholders of the Corporation, each holder of Common Stock shall be entitled to one vote in person or by proxy for each share of Common Stock standing in such holder’s name on the transfer books of the Corporation, and each holder of Class B Stock shall be entitled to fifteen (15) votes in person or by proxy for each share of Class B Stock standing in such holder’s name on the transfer books of the Corporation, in connection with the election of directors and all other matters submitted to a vote of shareholders; provided, however, at the irrevocable election of holders of a majority of the outstanding Class B Stock, the aggregate votes of the outstanding shares of Class B Stock shall be permanently limited to 49% of the votes of the outstanding Common Stock and Class B Stock, voting together as a single class, and the number of votes per share of Class B Stock shall be adjusted from time to time so that it always equals a pro rata portion of such 49% of the votes of the outstanding Common Stock and Class B Stock, but no more than fifteen (15) votes per share. Except as may be otherwise required by law or by these Articles of Incorporation, the holders of Common Stock and Class B Stock shall vote together as a single class and their votes shall be counted and totaled together on all matters submitted to a vote of shareholders of the Corporation. Any provision of these Articles of Incorporation for the voluntary, mandatory or other conversion of shares of Class B Stock into or for shares of Common Stock on a one-for-one basis shall be deemed not to adversely affect the rights of the Common Stock, and every reference in these Articles of Incorporation to a majority or other proportion of the votes of shares of, Common Stock, Class B Stock shall refer to such majority or other proportion of the votes to which such shares of Common Stock or Class B Stock are entitled.

(d)                                 In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment in full of the amounts, if any, required to be paid to the Corporation’s creditors and the holders of Preferred Stock, the remaining assets and funds of the Corporation shall be distributed pro rata to the holders of Common Stock and Class B Stock, and the holders of Common Stock and the holders of Class B Stock shall be entitled to receive the same amount per share in respect thereof. For purposes of this paragraph 3(d) of Article Fourth, the voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets of the Corporation or a consolidation or merger of the Corporation with or into one or more other corporations or entities (whether or not the Corporation is the corporation surviving such consolidation or merger) shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation, voluntary or involuntary.

(e)                                  Each share of Class B Stock shall automatically be converted into one share of Common Stock upon the transfer of such share if, after such transfer, such share is not beneficially owned by Genco or any of its affiliates (not including the Corporation and the Corporation’s subsidiaries) or any successor to Genco’s business or all or substantially all of its assets or any such successor’s affiliates. For purposes of these Articles of Incorporation, each reference to a “person” shall be deemed to include not only a natural person, but also a corporation, partnership, limited liability company, joint venture, association or legal entity of any kind; each reference to a “natural person” (or to a “record holder” of shares, if a natural person) shall be deemed to include in his or her representative capacity a guardian, executor, administrator or other legal representative of such natural person or record holder. For purposes of these Articles of Incorporation, “affiliate” means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another person; “beneficial ownership,” except as used in Article Ninth, shall have the meaning ascribed to such term in Rule 13d-3 under the U.S. Securities Exchange Act of 1934, as amended, and  “control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting shares, by contract or otherwise. A person who is the owner of 20% or more of the outstanding voting shares of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary. Notwithstanding the foregoing, a presumption of control shall not apply where such person holds voting shares, in good faith and not for the purpose of circumventing this provision, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group have control of such entity.

In addition, each share of Class B Stock shall automatically be converted into one share of Common Stock on the date, if any, on which the aggregate number of outstanding shares of Common Stock and Class B Stock beneficially owned by Genco and its affiliates (not including the Corporation and the Corporation’s subsidiaries) or any successor to Genco’s business or all or substantially all of its assets or any such successor’s affiliates, represents less than 10% of the aggregate number of shares of the then outstanding Common Stock and Class B Stock.  For the avoidance of doubt, the last sentence of paragraph 3(b) of this Article Fourth shall not apply to the preceding sentence.

The Corporation will provide notice to all holders of record of Class B Stock as of the conversion date of any automatic conversion of all outstanding shares of Class B Stock pursuant to the immediately preceding paragraph of this paragraph 3(e) of Article Fourth as soon as practicable following any such conversion; provided, however, that the Corporation may satisfy such notice requirement by providing such notice to such holder of record not more than sixty (60) nor less than fifteen (15) days prior to such conversion. Such notice shall be provided by mailing notice of such conversion, first class postage prepaid, to each holder of record of Class B Stock, at such holder’s address as it appears on the transfer books of the Corporation;

provided, however, that no failure to give such notice nor any defect therein shall affect the validity of the automatic conversion of any shares of Class B Stock. Each such notice shall state, as appropriate, the following:

(1)                                 the automatic conversion date;

(2)                                 that all outstanding shares of Class B Stock are (or will be) automatically converted; and

(3)                                 the place or places where certificates, if any, for such shares of Class B Stock may be surrendered in exchange for certificates representing shares, or uncertificated entry on the books of the Corporation, of Common Stock.

The Corporation shall not be required to pay any documentary, stamp or similar issue or transfer taxes payable in respect of the issue or delivery of shares of Common Stock on the conversion of shares of Class B Stock pursuant to this paragraph 3(e) of Article Fourth, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

(f)                                   Each record holder of shares of Class B Stock (not including the Corporation and the Corporation’s subsidiaries) may convert any or all of such shares of Class B Stock into an equal number of shares of Common Stock by such record holder providing a written notice to the Corporation, accompanied by certificates, if any, for such shares and any payment required for documentary, stamp or similar issue or transfer taxes, stating that such record holder desires to convert such shares of Class B Stock into the same number of shares of Common Stock, including for the purpose of the sale or other disposition of such shares of Common Stock, and requesting that the Corporation issue all of such shares of Common Stock to persons named therein, setting forth the number of shares of Common Stock to be issued to each such person and, if to be issued in certificated form, the denominations in which the certificates therefor are to be issued. To the extent permitted by law, such voluntary conversion shall be deemed to have been effected at the close of business on the date such record holder provides such written notice (and, if applicable, certificates) to the Corporation.

(g)                                  Immediately upon any automatic or voluntary conversion of Class B Stock pursuant to the provisions of this Article Fourth, the rights of the holders of the applicable shares of Class B Stock as such shall cease and such holders shall be treated for all purposes as having become the record owners of the shares of Common Stock issuable upon such conversion; provided, however, that such holders shall be entitled to receive when paid any dividends declared on the Class B Stock as of a record date preceding the time of such conversion and unpaid as of the time of such conversion.

Upon any conversion of shares of Class B Stock into shares of Common Stock pursuant to the provisions of this Article Fourth, any dividend payable in shares of Class B Stock, for which the record date shall precede but the payment date shall be subsequent to such conversion, that may have been declared on the shares of Class B Stock so converted shall be deemed to have been declared, and shall be payable, with respect to the shares of Common Stock into or for which such shares of Class B Stock shall have been so converted, and any such dividend that shall have been declared on such shares payable in shares of Class B Stock shall be deemed to have been declared and shall be payable in shares of Common Stock.

(h)                                 The Corporation shall not reissue or resell any shares of Class B Stock that shall have been converted into shares of Common Stock pursuant to or as permitted by the provisions of this Article Fourth, or any shares of Class B Stock that shall have been acquired by the Corporation in any other manner.

The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, such number of shares of Common Stock as would become issuable upon the conversion of all shares of Class B Stock then outstanding.

(i)                                     All rights to vote and all voting power (including, without limitation, the right to elect directors) shall be vested exclusively in the holders of Common Stock and Class B Stock, voting together as a single class, except as otherwise expressly provided in these Articles of Incorporation or by the resolution or resolutions adopted by the Board of Directors designating the powers, preferences and rights of any Preferred Stock or as otherwise expressly required by applicable law.

FIFTH:                               The Corporation is to have perpetual existence and shall have every power which a corporation now or hereafter organized under the BCA may have.

SIXTH:                             (a)         From and after the date hereof, the Board of Directors shall be divided into three classes, as nearly equal in number as the then total number of directors constituting the entire Board of Directors permits, with the term of office of one or another of the three classes expiring each year. The Board of Directors shall by resolution initially divide the Board of Directors into three classes, with the term of office of the first class to expire at the 2011 Annual Meeting of Shareholders, the term of office of the second class to expire at the 2012 Annual Meeting of Shareholders and the term of office of the third class to expire at the 2013 Annual Meeting of Shareholders. Commencing with the 2011 Annual Meeting of Shareholders, the directors elected at an annual meeting of shareholders to succeed those whose terms then expire shall be identified as being directors of the same class as the directors whom they succeed, and each of them shall hold office until the third succeeding annual meeting of shareholders and until such director’s successor is elected and has qualified. Any vacancies in the Board of Directors for any reason, and any created directorships resulting from any increase in the number of directors, may be filled by the vote of not less than a majority of the members of the Board of Directors then in office, although less than a quorum, and any directors so chosen shall hold office until the next election of the class for which such directors shall have been chosen and until their successors shall be elected and qualified. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the then authorized number of directors shall be increased by the number of directors so to be elected, and the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders.

(b)           Notwithstanding any other provisions of these Articles of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the by-laws of the Corporation), any director or the entire Board of Directors of the Corporation may be removed at any time, with or without cause, by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) (the “Voting Stock”) cast at a meeting of the shareholders called for that purpose or 66 2/3% of the members of the Board of Directors then in office; provided, however, that from and after the date that Genco and its affiliates (other than the Corporation and its subsidiaries) cease to beneficially own shares representing a majority of the total voting power of the Voting Stock, directors may only be removed for cause and only by the affirmative vote of not less than 80% of the total voting power of the Voting Stock.  Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the provisions of this paragraph (b) of this Article Sixth shall not apply with respect to the director or directors elected by such holders of Preferred Stock.

(c)           Directors shall be elected by a plurality of the votes cast at a meeting of shareholders by the holders of shares entitled to vote in the election. Cumulative voting, as defined in Division 7, Section 71(2) of the BCA, shall not be used to elect directors.

(d)           Notwithstanding any other provisions of these Articles of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the by-laws of the Corporation), the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Sixth.

SEVENTH:   The Board of Directors of the Corporation is expressly authorized to make, alter or repeal by-laws of the Corporation by a vote of not less than a majority of the entire Board of Directors, and the shareholders may not make additional by-laws and may not alter or repeal any by-law, except where such power to amend or repeal is expressly granted by the BCA. Notwithstanding any other provisions of these Articles of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the by-laws of the Corporation), the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Seventh.

EIGHTH:      (a)   Except as provided in this Article Eighth, special meetings of the shareholders may be called exclusively by the Board of Directors, who shall state the purpose or purposes of the proposed special meeting. If there is a failure to hold the annual meeting within a period of ninety (90) days after the date designated therefor, or if no date has been designated for a period of thirteen (13) months after the organization of the Corporation or after its last annual meeting, holders of not less than 10% of the shares entitled to vote in an election of directors may, in writing, demand the call of a special meeting in lieu of the annual meeting specifying the time thereof, which shall not be less than two (2) nor more than three (3) months from the date of such call.  In addition, if holders of a majority of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) are then entitled to remove any director or the entire Board of Directors pursuant to the first sentence of Section (b) of Article Sixth (excluding the proviso thereof), such holders may, in writing, demand the call of a special meeting solely for the purpose of such removal.  The Secretary of the Corporation upon receiving any such written demand shall promptly give notice of such meeting, or if the secretary fails to do so within five (5) business days thereafter, any shareholder signing such demand may give such notice. Such notice shall state the purpose or purposes of the proposed special meeting. The business transacted at any special meeting shall be limited to the purposes stated when the meeting is called by the Board of Directors or in the notice of such meeting.

(b)           Any action required to be taken or which may be taken at any annual or special meeting of shareholders of the Corporation may be taken without a meeting if a consent in writing, setting forth the action so taken, is signed by all of the shareholders entitled to vote with respect to the subject matter thereof.

(c)           Notwithstanding any other provisions of these Articles of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the by-laws of the Corporation), the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Eighth.

NINTH:         (a) The Corporation may not engage in any Business Combination with any Interested Shareholder for a period of three years following the time of the transaction in which the person became an Interested Shareholder, unless:

(1)           prior to such time, the Board of Directors of the Corporation approved either the Business Combination or the transaction which resulted in the shareholder becoming an Interested Shareholder;

(2)           upon consummation of the transaction which resulted in the shareholder becoming an Interested Shareholder, the Interested Shareholder owned at least 85% of the voting stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

(3)           at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the Interested Shareholder; or

(4)           the shareholder is Peter C. Georgiopoulos or an affiliate or associate thereof.

(b)           The restrictions contained in this section shall not apply if:

(1)           A shareholder becomes an Interested Shareholder inadvertently and: (i) as soon as practicable divests itself of ownership of sufficient shares so that the shareholder ceases to be an Interested Shareholder; and (ii) would not, at any time within the three-year period immediately prior to a Business Combination between the Corporation and such shareholder, have been an Interested Shareholder but for the inadvertent acquisition of ownership; or

(2)           The Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which: (i) constitutes one of the transactions described in the following sentence; (ii) is with or by a person who either was not an Interested Shareholder during the previous three years or who became an Interested Shareholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the members of the Board of Directors then in office (but not less than one) who were Directors prior to any person becoming an Interested Shareholder during the previous three years or were recommended for election or elected to succeed such Directors by a majority of such Directors.

The proposed transactions referred to in the preceding sentence are limited to:

(I)            a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to the BCA, no vote of the shareholders of the Corporation is required);

(II)          a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to 50% or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Corporation; or

(III)        a proposed tender or exchange offer for 50% or more of the outstanding voting shares of the Corporation.

The Corporation shall give not less than 20 days notice to all Interested Shareholders prior to the consummation of any of the transactions described in clause (I) or (II) of the second sentence of this paragraph.

(c)           For the purpose of this Article Ninth only, the term:

(1)           “Associate,” when used to indicate a relationship with any person, means: (i) any corporation, partnership, unincorporated association or other entity of which such person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting shares; (ii) any trust or other estate in which such person has at least a 20% beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity;

and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person.

(2)           “Business Combination,” when used in reference to the Corporation and any Interested Shareholder of the Corporation, means:

(i)            Any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Shareholder, or (B) with any other corporation, partnership, unincorporated association or other entity if the merger or consolidation is caused by the Interested Shareholder and, as a result of such merger or consolidation, Paragraph (a) of this Article Ninth is not applicable to the surviving entity;

(ii)           Any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a shareholder of the Corporation, to or with the Interested Shareholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to 10% or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding shares of the Corporation;

(iii)          Any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any shares, or any shares of such subsidiary, to the Interested Shareholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Corporation, or shares of any such subsidiary, which securities were outstanding prior to the time that the Interested Shareholder became such;

(B)          pursuant to a merger with a direct or indirect wholly-owned subsidiary of the Corporation solely for purposes of forming a holding company; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Corporation, or shares of any such subsidiary, which security is distributed, pro rata to all holders of a class or series of shares subsequent to the time the Interested Shareholder became such; (D) pursuant to an exchange offer by the Corporation to purchase shares made on the same terms to all holders of said shares; or (E) any issuance or transfer of shares by the Corporation; provided, however, that in no case under items (C) - (E) of this subparagraph shall there be an increase in the Interested Shareholder’s proportionate share of any class or series of shares of the Corporation;

(iv)          Any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of any class or series of shares of the Corporation, or securities convertible into any class or series of shares of the Corporation, or shares of any such subsidiary, or securities convertible into such shares, which is owned by the Interested Shareholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Shareholder; or

(v)           Any receipt by the Interested Shareholder of the benefit, directly or indirectly (except proportionately as a shareholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in subparagraphs (i) - (iv) of this paragraph) provided by or through the Corporation or any direct or indirect majority-owned subsidiary.

(3)           “Interested Shareholder” means any person (other than Genco or the Corporation and any direct or indirect majority-owned subsidiary of Genco or the Corporation) that (i) is the owner of 15% or more of the outstanding voting shares of the Corporation, or (ii) is an affiliate or associate of the Corporation and was the owner of 15% or more of the outstanding voting shares of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an Interested Shareholder; and the affiliates and associates of such person; provided, however, that the term “Interested Shareholder” shall not include any person whose ownership of shares in excess of the 15% limitation set forth herein is the result of action taken solely by the Corporation; provided that such person shall be an Interested Shareholder if thereafter such person acquires additional shares of voting shares of the Corporation, except as a result of further Company action not caused, directly or indirectly, by such person. For the purpose of determining whether a person is an Interested Shareholder, the voting shares of the Corporation deemed to be outstanding shall include voting shares deemed to be owned by the person through application of paragraph (8) below, but shall not include any other unissued shares which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(4)           “Owner,” including the terms “own” and “owned,” when used with respect to any shares, means a person that individually or with or through any of its affiliates or associates:

(i)            Beneficially owns such shares, directly or indirectly; or

(ii)           Has (A) the right to acquire such shares (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a person shall not be deemed the owner of shares tendered pursuant to a tender or exchange offer made by such person or any of such person’s affiliates or associates until such tendered shares is accepted for purchase or exchange; or (B) the right to vote such shares pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the owner of any shares because of such person’s right to vote such shares if the agreement, arrangement or understanding to vote such shares arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more persons; or

(iii)          Has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in item (B) of subparagraph (ii) of this paragraph), or disposing of such shares with any other person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such shares.

(d)           Notwithstanding any other provisions of these Articles of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by law, these Articles of Incorporation or the by-laws of the Corporation), the affirmative vote of the holders of 80% or more of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (considered for this purpose as one class) shall be required to amend, alter, change or repeal this Article Ninth.

TENTH:        This Article Tenth anticipates the possibility that (a) Genco may be a majority or significant shareholder of the Corporation, (b) certain officers and/or directors of the Corporation may also serve as officers and/or directors of Genco, (c) the Corporation and Genco, either directly or through their subsidiaries, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, and (d) benefits may be derived by the Corporation through its continued contractual, corporate and business relationships with Genco and its affiliates. The provisions of this Article Tenth shall, to the fullest extent permitted by law, apply to the conduct of certain affairs of the Corporation and its subsidiaries as they may involve Genco and its affiliates, and their respective officers and directors, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and shareholders in connection therewith.

1.             Genco may engage (and shall have no duty to refrain from engaging) in the same or similar activities or lines of business as the Corporation, and the Corporation shall not be deemed to have an interest or expectancy in any business opportunity, transaction or other matter (including, without limitation, any opportunity to acquire a drybulk vessel) (each such opportunity, transaction or other matter being a “Business Opportunity”) in which Genco engages or seeks to engage merely because the Corporation engages in the same or similar activities or lines of business as that involved in or implicated by such Business Opportunity.

2.             Subject to the terms and conditions specified in this Article Tenth:

(a)                                 if Genco, its affiliates, any Corporation Group member, or any director or officer of the foregoing acquires knowledge of a potential Business Opportunity that may be deemed to constitute a corporate opportunity of both Genco and a Corporation Group member, Genco shall have a right of first refusal to pursue or acquire such Business Opportunity for itself unless such Business Opportunity is a Spot Charter Opportunity (defined below); and

(b)                                 if Genco, its affiliates, any Corporation Group member, or any director or officer of the foregoing acquires knowledge of a potential opportunity to enter into a Voyage Charter or a Trip Charter for a particular drybulk vessel (a “Spot Charter Opportunity”) that may be deemed to constitute a corporate opportunity of both Genco and a Corporation Group member, the Corporation shall have a right of first refusal to elect to pursue or acquire such Spot Charter Opportunity for itself.

Each time Genco or a Corporation Group member, as applicable (the “Offering Party”) acquires knowledge of a Business Opportunity for which the other Party (the “ROFR Party”) has a right of first refusal, the Offering Party must first make an offering of the

Business Opportunity to the ROFR Party in accordance with the following provisions of this Article Tenth prior to pursuing such Business Opportunity.

3.             The Offering Party shall give written notice (the “Offering Notice”) to the ROFR Party stating that it has identified a corporate opportunity and providing a description of the opportunity, including all material terms and conditions of which the Offering Party has knowledge.

4.             Upon receipt of the Offering Notice, the ROFR Party shall have twenty-four (24) hours if the Business Opportunity is a Spot Charter Opportunity or fourteen (14) calendar days if the Business Opportunity is not a Spot Charter Opportunity (the “ROFR Notice Period”) to elect to pursue the Business Opportunity by delivering a written notice to the Offering Party stating that the ROFR Party will pursue the Opportunity (a “ROFR Notice”).  If the ROFR Party does not deliver a ROFR Offer Notice during the ROFR Notice Period, it shall be deemed to have waived all of its rights to pursue the Business Opportunity under this Article Tenth, and the Offering Party shall thereafter be free to pursue the Business Opportunity specified in the Offer Notice without any further obligation to such Party pursuant to this Article Tenth.

5.             If the ROFR Party is the first to learn of a Business Opportunity, then neither the ROFR Party or its directors or officers shall have any duty to communicate or offer such Business Opportunity to the Offering Party.

6.             As the entry of a drybulk vessel by one Party into a vessel pool would not prevent the other Party from taking the same action, neither Party shall have any obligation under Sections 2 through 4 of this Article Tenth with respect to the entry of any drybulk vessel into a vessel pool.

7.             Notwithstanding anything in this Agreement to the contrary, this Article Tenth shall automatically terminate, expire and have no further force and effect on the date that (a) Genco or its affiliates ceases to beneficially own shares of Common Stock and Class B Stock representing at least 10% of the aggregate number of outstanding shares of Common Stock and Class B Stock and (b) no person who is a director or officer of any Corporation Group member is also a director or officer of Genco or any of its affiliates other than the Corporation Group members.  No addition to, alteration of or termination of any portion of this Article Tenth shall eliminate or impair the effect of this Article Tenth on any act, omission, right or liability that occurred prior thereto.

8.             For purposes of this Article Tenth only (a) the term “Corporation Group” shall mean the Corporation and all persons or entities in which the Corporation beneficially owns, directly or indirectly, 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests, (b) the term “Genco” shall mean Genco and all persons or entities (other than the Corporation Group, as defined in accordance with clause (a) of this Section 8) (i) in which Genco beneficially owns, directly or indirectly, 50% or more of the outstanding voting stock, voting power, partnership interests or similar voting interests or (ii) which otherwise are affiliates of Genco, and (c) “affiliate” shall have the meaning set forth in Article Ninth.

ELEVENTH:        A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for any breach of duty in such capacity except that the liability of a director shall not be eliminated or limited: (a) for any breach of such director’s duty of loyalty to the Corporation or its shareholders; (b) for acts or omissions not undertaken in good faith or which involve intentional misconduct or a knowing violation of law; or (c) for any transaction from which such director derived an improper personal benefit. If the BCA hereafter is amended to authorize the further elimination or limitation of the liability of directors for actions taken or omitted to be taken then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended BCA in respect of actions or omissions to act which occurred during any period to which the BCA’s amended provisions pertain. Any repeal or modification of this Article Tenth by the shareholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of the director existing at the time of such repeal or modification.

TWELFTH:          At each meeting of shareholders, the holders of a majority of the voting power of the outstanding shares entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum; provided that in no event shall a quorum consist of fewer than one third of the shares entitled to vote at a meeting.

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IN WITNESS WHEREOF, the undersigned has executed these Amended and Restated Articles of Incorporation on the                  day of                     , 2010.

John C. Wobensmith
President